UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2019

TEXAS CAPITAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34657	75-2679109
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2000 McKinney Avenue, Suite 700, Dallas, Texas, U.S.A.
(Address of principal executive offices)
75201
(Zip Code)
Registrant's telephone number, including area code: (214) 932-6600
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TCBI	Nasdaq Stock Market
6.50% Non-Cumulative Perpetual Preferred Stock Series A, par value $0.01 per share	TCBIP	Nasdaq Stock Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 29, 2019, Texas Capital Bancshares, Inc. (the "Company"), the parent company of Texas Capital Bank, N.A. (the "Bank"), entered into a Retirement Transition Agreement (the “Agreement”) with Vince A. Ackerson. Effective August 31, 2019, Mr. Ackerson will transition from his role as Texas President and Chief Lending Officer to assume new strategic advisory responsibilities as Vice Chairman, a role he will have through August 31, 2021, at which time it is expected he will retire. As a founder, Mr. Ackerson’s vision and leadership have meaningfully shaped Texas Capital Bank into the bank it is today, and the Company looks forward to continued growth and success with guidance in his new capacity. The Agreement provides for Mr. Ackerson’s transition in responsibilities and will become effective in accordance with the consideration and revocation periods set forth therein.

Pursuant to the Agreement, Mr. Ackerson will continue to receive his base salary through August 31, 2021 (the "Separation Date"). In addition, Mr. Ackerson will receive the following compensation following the Separation Date:

1.
A cash payment equal to eighteen (18) months of Mr. Ackerson’s base salary as in effect on the Separation Date, plus a cash payment equal to the average of the annual cash bonuses paid by the Company for the two (2) full bonus plan years prior to the Separation Date, each of such amounts to be payable in equal semi-monthly installments, over a period of eighteen (18) months in accordance with the Company's regular payroll practices (the "Cash Separation Payments").

2.
Continued vesting of the Performance RSUs, as defined in the Agreement, outstanding as of the Separation Date, in accordance with their terms and subject to the achievement of the applicable performance conditions that remain outstanding as of the Separation Date.

3.	Continued vesting of the Time-Based RSUs, as defined in the Agreement, outstanding as of the Separation Date that do not otherwise vest on the Separation Date, in accordance with their terms.

4.	Continued medical insurance benefits for a period of eighteen (18) months following the Separation Date, as set forth in the Agreement (the “Medical Benefits”).

5.	A one-time lump sum payment of $20,000 as reimbursement for out-of-pocket legal expenses and administrative costs in connection with the Agreement (the “Expense Payment”).

In addition, Mr. Ackerson must comply with protective covenants regarding non-competition and non-solicitation as set forth in the Amended and Restated Employment Agreement between Mr. Ackerson and the Company, dated December 18, 2014, the form of which was filed as Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2014.

If Mr. Ackerson’s employment is terminated without “Cause” or for “Disability,” as such terms are defined in the Agreement, prior to the Separation Date, Mr. Ackerson will be entitled to the Cash Separation Payments, the Medical Payments, continued vesting of the Performance RSUs and Time-Based RSUs, and the Expense Payment. If the Agreement is terminated due to Mr. Ackerson’s death prior to the date that all Cash Separation Payments have been paid, Mr. Ackerson’s estate will be entitled to receive the Cash Separations Payments as set forth in the Agreement. If a Change in Control, as defined in the Texas Capital Bancshares, Inc. 2015 Long-Term Incentive Plan, as amended, should occur prior to the Separation Date, in lieu of the amounts described above, Mr. Ackerson will be entitled to receive 2.5 times his average annual base salary and bonus in effect for the two years immediately preceding the Change in Control. In the event a Change in Control occurs after the Separation Date and prior to the date that all Cash Separation Payments have been paid to Mr. Ackerson, Mr. Ackerson will receive any unpaid Cash Separation Payments in a lump sum as set forth in the Agreement.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits

10.1	Retirement Transition Agreement between Texas Capital Bancshares, Inc. and Vince Ackerson

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 29, 2019	TEXAS CAPITAL BANCSHARES, INC.

		By:	/s/ Julie Anderson
Julie Anderson Chief Financial Officer